Exhibit 5.1

[Letterhead of Davis Graham & Stubbs LLP]

May 8, 2013

Resolute Energy Corporation

1675 Broadway, suite 1950

Denver, CO 80202

RE: Offering of 16,250,000 Shares of Common Stock, par value $0.0001

Ladies and Gentlemen:

We have acted as counsel to Resolute Energy Corporation, a Delaware corporation (the “Company”), in connection with the filing by the Company of a final prospectus supplement dated May 8, 2013 (the “Final Prospectus Supplement”), which supplements the Company’s Shelf Registration Statement on Form S-3, (File No. 333-183738) filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and effective on November 28, 2012 (the “Shelf Registration Statement”), including the prospectus dated November 28, 2012 included therein (the “Shelf Base Prospectus”) and the Company’s Registration Statement on Form S-3, (File No. 333-167894), filed with the SEC under the Securities Act and effective on April 15, 2011 (the “Selling Stockholder Registration Statement” and, together with the Shelf Registration Statement, the “Registration Statements”), including the prospectus dated April 15, 2011 included therein (the “Selling Stockholder Base Prospectus” and, together with the Shelf Base Prospectus and the Final Prospectus Supplement, the “Prospectus”), relating to the offer and sale of (i) 16,250,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.0001 per share, including 13,250,000 shares of the Company’s common stock offered and sold by the Company (the “Company Firm Shares”) and an additional 3,000,000 shares of the Company’s common stock to be offered and sold by certain selling stockholders (the “Selling Stockholder Firm Shares”), and (ii) if exercised, up to an additional 2,437,500 shares of the Company’s common stock offered and sold by the selling stockholders pursuant to the underwriters’ over-allotment option (the “Option Shares” and, together with the Firm Shares, the “Shares”).

The Shares are to be issued pursuant to the Prospectus and the Underwriting Agreement dated May 8, 2013 by and among the Company and Barclays Capital Management, Inc., BMO Capital Markets Corp., Citigroup Global Markets Inc., Raymond James & Associates, Inc. and Wells Fargo Securities, LC, as joint book-runners, on behalf of themselves and certain other underwriters identified therein (the “Underwriting Agreement”).

Resolute Energy Corporation

May 8, 2013

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of each natural person signing any document reviewed by us, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us or filed with the SEC as conformed and certified or reproduced copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Company to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the issuance of the Shares has been duly authorized, that the Selling Stockholder Firm Shares and the Option Shares are, and when and to the extent the Company Firm Shares are issued against payment therefor in accordance with the Prospectus and the Underwriting Agreement, such Company Firm Shares will be, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A. The opinions herein are limited to matters governed by the General Corporation Law of the State of Delaware. Except as expressly stated above, we express no opinion with respect to any other law of the state of Delaware or any other jurisdiction.

B. This letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any fact or circumstance that may hereafter come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Resolute Energy Corporation

May 8, 2013

Very truly yours,

/s/ Davis Graham & Stubbs LLP DAVIS GRAHAM & STUBBS LLP